
--------                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION            -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                to Issuer (Check all applicable)
                                                                                                      Director             10% Owner

       Crawford,  Allen                         Zeros & Ones, Inc.             ZROS            ----                 ----
---------------------------------------------------------------------------------------------   X   Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                 Person (Voluntary)                            -----------------  ------------------
                                                                           5/2000
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X Form filed by One Reporting Person
                                                                           (Month/Year)       ---
                                                                                              ___Form filed by More than One
                                                                                                                    Reporting Person

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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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Common Stock                            5/30/00   P              100       A         3 1/4     100                 D
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par value $.001                         5/26/00   P              100       A         3 1/16    200                 D
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                                        5/24/00   P              100       A         3 1/4     300                 D
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                                        5/19/00   P              500       A         3 5/8     800                 D
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                                        5/16/00   P              100       A         3 15/16   900                 D
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                                        5/12/00   P              100       A         3.74      1000                D
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                                        5/11/00   P              100       A         3 1/2     1100                D
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                                        5/10/00   P              100       A         3 1/4     1200                D
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                                        5/8/00    P              100       A         3 3/8     1300                D
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                                        5/4/00    P              100       A         3 3/8     1400                D
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                                        5/4/00    P              100       A         3 3/8     1500                D
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                                        5/4/00    P              400       A         3 1/2     1900                D
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                                        5/3/00    P              500       A         3 1/2     2400                D
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                                        5/2/00    P              400       A         3 1/4     2800                D
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                                        5/1/00    P              300       A         3 1/2     3100                D
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                                        4/27/00   P              200       A         3 5/8     3300                D
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                                        4/27/00   P              500       A         3 7/8     3800                D
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                                        4/26/00   P              400       A             4     4200                D
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                                        4/26/00   P              500       A         3 3/4     4700                D
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                                        4/25/00   P              100       A         4 3/4     4800                D
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                                        4/25/00   P              200       A         4 3/8     5000                D
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                                        4/24/00   P              100       A         4 3/4     5100                D
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                                        4/20/00   P              100       A          4.49     5200                D
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                                        4/20/00   P              100       A             5     5300                D
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                                        4/20/00   P              100       A          4.49     5400                D
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                                        4/20/00   P              500       A         4 3/4     5900                D
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                                        4/19/00   P              100       A         3 1/2     6000                D
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                                        4/19/00   P              500       A         3 1/2     6500                D
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                                        4/19/00   P              500       A         3 3/4     7000                D
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                                        4/18/00   P              100       A             4     7100                D
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                                        4/18/00   P              100       A             4     7200                D
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                                        4/17/00   P              100       A             4     7300                D
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                                        4/14/00   P              100       A         4 1/8     7400                D
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                                        4/14/00   P              100       A         4 1/8     7500                D
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                                        4/13/00   P              100       A         4 1/2     7600                D
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                                        4/10/00   P              200       A         4 3/4     7800                D
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                                        4/10/00   P              500       A         4 3/4     8300                D
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                                        4/10/00   P              500       A         4 3/4     8800                D
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                                        4/10/00   P              1,000.00  A         4 3/4     9800                D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
                              REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date

                                                              Code    V        (A)        (D)

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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)

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Explanation of Responses:


                                                                                     /s/ Allen Crawford                  6/8/2000
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-97)
